UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Mirati Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Mirati Therapeutics, Inc.
3545 Cray Court
San Diego, California 92121

SUPPLEMENT TO THE PROXY STATEMENT FOR
THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 13, 2023

December 1, 2023

These definitive additional materials (which we refer to as the “Definitive Additional Materials”) amend and supplement the definitive proxy statement, dated November 2, 2023 (which we refer to as the “Definitive Proxy Statement”), initially mailed to stockholders on or about November 7, 2023, by Mirati Therapeutics, Inc., a Delaware corporation (which we refer to as “Mirati”, “we”, or “our”), for a special meeting of our stockholders (the “Special Meeting”) to be held virtually via live webcast at www.virtualshareholdermeeting.com/MRTX2023SM on December 13, 2023, at 9:00 a.m., Pacific time. The purpose of the Special Meeting is to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated October 8, 2023, by and among Mirati, Bristol-Myers Squibb Company, a Delaware corporation (which we refer to as “Parent”) and Vineyard Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”), including the form of contingent value rights agreement to be entered into at or immediately prior to the effective time of the Merger (as defined below) by Parent and a rights agent reasonably acceptable to Mirati. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Mirati (which we refer to as the “Merger”), with Mirati surviving the Merger as a wholly owned subsidiary of Parent.

These Definitive Additional Materials have been filed by Mirati with the United States Securities and Exchange Commission (which we refer to as the “SEC”) on December 1, 2023.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have more questions about the Merger or how to submit their proxies or if any stockholders need additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please contact our Proxy Solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (877) 456-3507
Banks & Brokers May Call Collect: (212) 750-5833

The information contained herein speaks only as of December 1, 2023, unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Mirati believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law; however, to avoid the risks and uncertainties inherent in litigation and the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed Merger and to minimize the expense of defending such actions, Mirati wishes to voluntarily make supplemental disclosures related to the proposed Merger, which are set forth below, in response to certain allegations. Nothing in these supplemental disclosures shall be deemed an admission of liability or the legal necessity or materiality under applicable law of any of the disclosures set forth herein. To the extent that information in these Definitive Additional Materials differs from or conflicts with information contained in the Definitive Proxy Statement, the information in these Definitive Additional Materials shall supersede or supplement the information in the Definitive Proxy Statement. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

SUMMARY

The disclosure under the section entitled “Summary” is hereby amended and supplemented by adding the following language as a new section immediately following the section entitled “Summary — Certain U.S. Federal Income Tax Consequences of the Merger” on page 8 of the Definitive Proxy Statement:

Legal Proceedings Regarding the Merger

As of December 1, 2023, three complaints have been filed in federal court and one complaint has been filed in the Superior Court of California, each relating to the Merger.

On November 7, 2023, a purported stockholder of Mirati filed a lawsuit in the United States District Court for the Southern District of California against Mirati and its directors, captioned Lawrence Talley v. Mirati Therapeutics, Inc., et al., Case No. 23-cv-02055 (which we refer to as the “Talley Complaint”). On November 14, 2023, a purported stockholder of Mirati filed a lawsuit in the United States District Court for the District of Delaware against Mirati and its directors, captioned Jacob Wheeler v. Mirati Therapeutics, Inc., et al., Case No. 23-cv-01297 (which we refer to as the “Wheeler Complaint”). Also on November 14, 2023, a purported stockholder of Mirati filed a lawsuit in the United States District Court for the District of Delaware against Mirati and its directors, captioned Robert Wilhelm v. Mirati Therapeutics, Inc., et al., Case No. 23-cv-01298 (which we refer to as the “Wilhelm Complaint”).

The Talley Complaint, the Wheeler Complaint and the Wilhelm Complaint allege that the proxy statement issued in connection with the Merger omits material information and contains misleading disclosures and, as a result, (i) all of the defendants violated Section 14(a) of the Exchange Act and (ii) all of Mirati’s directors violated Section 20(a) of the Exchange Act.

These complaints seek, among other things, (i) injunctive relief preventing the consummation of the transactions contemplated by the Merger Agreement and the vote of Mirati shareholders at the Special Meeting on the transactions contemplated by the Merger Agreement; (ii) rescission or rescissory damages in the event the transactions contemplated by the Merger Agreement have been consummated; and (iii) an award of plaintiff’s expenses, including attorneys’ and experts’ fees. In addition, the Talley Complaint and the Wheeler Complaint seek the dissemination of a proxy statement that does not omit material information or contain any misleading disclosures, and the Wilhelm Complaint seeks a declaration that defendants violated Sections 14(a) and/or 20(a) of the Exchange Act.

Mirati, Parent and Merger Sub believe the claims asserted in each of these complaints are without merit.

On November 14, 2023, a purported stockholder of Mirati filed a lawsuit in the Superior Court of California, County of San Diego against Mirati, its directors and Parent, captioned Robert Garfield v. Charles Baum, et al., Case No. 37-2023-00050261-CU-SL-CTL (which we refer to as the “Garfield Complaint”).

The Garfield Complaint alleges that the proxy statement issued in connection with the Merger omits material information and contains misleading disclosures and that, as a result, the defendants violated California Corporations Code § 25401 and California common law.

The complaint seeks, among other things, (i) injunctive relief preventing the vote of Mirati shareholders at the Special Meeting on the transactions contemplated by the Merger Agreement and/or rescinding the vote of Mirati shareholders at the Special Meeting on the transactions contemplated by the Merger Agreement, (ii) dissemination of a proxy statement that does not omit material information or contain any misleading disclosures, (iii) a declaration that the defendants violated California Corporations Code § 25401, (iv) a declaration that defendants violated California common law, and (v) an award of plaintiff’s expenses, including attorneys’ and experts’ fees as well as interest. On November 22, 2023, the plaintiff filed a motion seeking to enjoin preliminarily the vote of Mirati shareholders at the Special Meeting on the transactions contemplated by the Merger Agreement pending trial or the defendants’ earlier correction of the alleged misrepresentations and omissions in the proxy statement.

Mirati, Parent and Merger Sub believe the claims asserted in this complaint are without merit.

Additional lawsuits may be filed against Mirati, the Board of Directors, Parent and/or Merger Sub in connection with the transactions contemplated by the Merger Agreement and the Definitive Proxy Statement. If additional similar complaints are filed, absent new or different allegations that are material, Mirati will not necessarily announce such additional filings.

THE MERGER

The disclosure under the section entitled “The Merger” is hereby amended and supplemented by adding the following language as a new section immediately following the section entitled “The Merger — Certain U.S. Federal Income Tax Consequences of the Merger” ending on page 76 of the Definitive Proxy Statement:

Legal Proceedings Regarding the Merger

As of December 1, 2023, three complaints have been filed in federal court and one complaint has been filed in the Superior Court of California, each relating to the Merger.

On November 7, 2023, a purported stockholder of Mirati filed a lawsuit in the United States District Court for the Southern District of California against Mirati and its directors, captioned Lawrence Talley v. Mirati Therapeutics, Inc., et al., Case No. 23-cv-02055 (which we refer to as the “Talley Complaint”). On November 14, 2023, a purported stockholder of Mirati filed a lawsuit in the United States District Court for the District of Delaware against Mirati and its directors, captioned Jacob Wheeler v. Mirati Therapeutics, Inc., et al., Case No. 23-cv-01297 (which we refer to as the “Wheeler Complaint”). Also on November 14, 2023, a purported stockholder of Mirati filed a lawsuit in the United States District Court for the District of Delaware against Mirati and its directors, captioned Robert Wilhelm v. Mirati Therapeutics, Inc., et al., Case No. 23-cv-01298 (which we refer to as the “Wilhelm Complaint”).

The Talley Complaint, the Wheeler Complaint and the Wilhelm Complaint allege that the proxy statement issued in connection with the Merger omits material information and contains misleading disclosures and, as a result, (i) all of the defendants violated Section 14(a) of the Exchange Act and (ii) all of Mirati’s directors violated Section 20(a) of the Exchange Act.

These complaints seek, among other things, (i) injunctive relief preventing the consummation of the transactions contemplated by the Merger Agreement and the vote of Mirati shareholders at the Special Meeting on the transactions contemplated by the Merger Agreement; (ii) rescission or rescissory damages in the event the transactions contemplated by the Merger Agreement have been consummated; and (iii) an award of plaintiff’s expenses, including attorneys’ and experts’ fees. In addition, the Talley Complaint and the Wheeler Complaint seek the dissemination of a proxy statement that does not omit material information or contain any misleading disclosures, and the Wilhelm Complaint seeks a declaration that defendants violated Sections 14(a) and/or 20(a) of the Exchange Act.

Mirati, Parent and Merger Sub believe the claims asserted in each of these complaints are without merit.

On November 14, 2023, a purported stockholder of Mirati filed a lawsuit in the Superior Court of California, County of San Diego against Mirati, its directors and Parent, captioned Robert Garfield v. Charles Baum, et al., Case No. 37-2023-00050261-CU-SL-CTL (which we refer to as the “Garfield Complaint”).

The Garfield Complaint alleges that the proxy statement issued in connection with the Merger omits material information and contains misleading disclosures and that, as a result, the defendants violated California Corporations Code § 25401 and California common law.

The complaint seeks, among other things, (i) injunctive relief preventing the vote of Mirati shareholders at the Special Meeting on the transactions contemplated by the Merger Agreement and/or rescinding the vote of Mirati shareholders at the Special Meeting on the transactions contemplated by the Merger Agreement, (ii) dissemination of a proxy statement that does not omit material information or contain any misleading disclosures, (iii) a declaration that the defendants violated California Corporations Code § 25401, (iv) a declaration that defendants violated California common law, and (v) an award of plaintiff’s expenses, including attorneys’ and experts’ fees as well as interest. On November 22, 2023, the plaintiff filed a motion seeking to enjoin preliminarily the vote of Mirati shareholders at the Special Meeting on the transactions contemplated by the Merger Agreement pending trial or the defendants’ earlier correction of the alleged misrepresentations and omissions in the proxy statement.

Mirati, Parent and Merger Sub believe the claims asserted in this complaint are without merit. Additional lawsuits may be filed against Mirati, the Board of Directors, Parent and/or Merger Sub in connection with the transactions contemplated by the Merger Agreement and the Definitive Proxy Statement. If additional similar complaints are filed, absent new or different allegations that are material, Mirati will not necessarily announce such additional filings.

Background of the Merger

The disclosure under the section entitled “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language in the first full paragraph on page 33 of the Definitive Proxy Statement:

On March 23, 2022, Dr. Giovanni Caforio, Chief Executive Officer and Chairman of the Board of Directors of BMS, provided Mr. David Meek, Mirati’s Chief Executive Officer at the time, an oral preliminary non-binding proposal to acquire all of the outstanding shares of Mirati for a price of $125.00 per share in cash, which was subsequently confirmed in a non-binding written proposal (which we refer to as the “March 23, 2022 Proposal”), which was subject to BMS’s further due diligence. The one-day prior closing price of Mirati shares on March 22, 2022 was $85.49 per share. Neither the March 23, 2022 Proposal, nor any subsequent proposal received by Mirati described in this section mentioned management retention or the purchase of or participation in the equity of the surviving corporation after the proposed transaction.

The disclosure under the section entitled “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language in the sixth full paragraph on page 33 of the Definitive Proxy Statement:

Also on April 5, 2022, a transaction committee of the Board of Directors (formed as a matter of convenience to facilitate efficient review and evaluation of a potential strategic transaction, consisting of Faheem Hasnain, David Meek and Aaron Davis) (which we refer to as the “Transaction Committee”) held a meeting, attended by management of Mirati and representatives of Centerview and Skadden, to discuss the April 5, 2022 Proposal.

The disclosure under the section entitled “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language in the first full paragraph on page 42 of the Definitive Proxy Statement:

The following day, on October 8, 2023, the Board of Directors held a meeting, also attended by management of Mirati, and representatives of Centerview and Skadden. Representatives of Centerview summarized the financial analyses conducted by Centerview and previously reviewed at the October 7, 2023 meeting of the Board of Directors, including the assumptions made, procedures followed, matters considered and qualifications and limitations. A representative of Centerview then delivered to the Board of Directors an oral opinion, which was subsequently confirmed in writing, that the consideration to be paid to Mirati’s stockholders, other than holders of “Excluded Shares” as defined in Centerview’s written opinion, pursuant to the proposed merger agreement is fair, from a financial point of view, to such stockholders. For a detailed discussion of Centerview’s opinion, including the assumptions made, procedures followed, matters considered and qualifications and limitations, please see the section of this proxy statement captioned “- Opinion of Mirati’s Financial Advisor - Centerview Partners LLC.” Representatives of Skadden then summarized changes to the material terms of the merger agreement and related documentation since the prior meeting. After further discussion, including a discussion regarding the various factors described under the caption “- Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to, and in the best interests of Mirati and its stockholders, (2) declared it advisable for Mirati to enter into the Merger Agreement, (3) approved the execution, delivery and performance by Mirati of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger (4) resolved that the Merger shall be governed by Section 251(c) of the DGCL, (5) declared that the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and Chief Legal Officer of Mirati are authorized and directed, on behalf of Mirati, to execute and deliver the Merger Agreement and (6) subject to the provisions of the Merger Agreement, agreed to recommend that Mirati’s stockholders vote to adopt the Merger Agreement.

Opinion of Mirati’s Financial Advisor - Centerview Partners LLC

Summary of Centerview Financial Analysis

Analysis of Consideration

The disclosure under the section entitled “The Merger — Opinion of Mirati’s Financial Advisor - Centerview Partners LLC” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the following strikethrough language in the second full paragraph on page 51 of the Definitive Proxy Statement:

For analytical purposes, assuming that for one CVR, the holders thereof receive a payment equal to $12.00 upon the achievement of the milestone, based solely on the assessments of Mirati’s management as to (i) ~~the~~ a 38% probability of realizing the milestone and (ii) the estimated timing of achievement of the milestone in mid-2027, and discounting the probability-adjusted milestone payment back to the valuation date using the midpoint of a range of discount rates from 10.5% - 12.0% based on Centerview’s analysis of Mirati’s weighted average cost of capital (calculated using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including target capital structure, levered and unlevered betas for comparable group companies, tax rates, market risk and size premia), Centerview calculated an illustrative net present value for one CVR of $3.17.

Selected Public Company Analysis

The disclosure under the section entitled “The Merger — Opinion of Mirati’s Financial Advisor - Centerview Partners LLC” is hereby amended and supplemented by adding the following bolded and double underlined language to the first table on page 52 of the Definitive Proxy Statement:

	Enterprise Value (in millions)	EV/2027E Revenue Multiple
Apellis Pharmaceuticals, Inc.	$5,176	3.0x
Ascendis Pharma A/S	$5,248	3.4x
Blueprint Medicines Corporation	$2,415	2.7x
Immunocore Holdings plc	$2,409	5.0x
ImmunoGen, Inc.	$4,319	3.5x
Median	$4,319	3.4x

The disclosure under the section entitled “The Merger — Opinion of Mirati’s Financial Advisor - Centerview Partners LLC” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the following strikethrough language in the first full paragraph on page 52 of the Definitive Proxy Statement:

Based on this analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, related to, among other things, differences in the business, operational and/or financial conditions and prospects of Mirati and the companies included in the selected public company analysis, Centerview selected a reference range of EV/2027E Revenue Multiples of 3.0x to 5.0x. Centerview applied this reference range of EV/2027E Revenue Multiples to Mirati’s estimated calendar year risk-adjusted 2027 revenue excluding one-time items of $388 million as set forth in the Management Projections and added to it Mirati’s estimated net cash, as of December 31, 2023, of $861 million, provided by the management of Mirati set forth in the Internal Data, and divided the results of the foregoing calculations by ~~the number of~~ approximately 82.9 million fully-diluted outstanding shares of our common stock (determined using the treasury stock method and taking into account (i) approximately 70.1 million basic shares outstanding, (ii) approximately 6.1 million outstanding options with a weighted average exercise price of $79.15, (iii) outstanding warrants representing approximately 8.7 million shares of common stock, with a weighted average exercise price of $0.001, and (iv) approximately 2.9 million restricted stock units and performance stock units ~~outstanding in the money options, warrants, restricted stock units and performance stock units~~) as of October 6, 2023 based on information provided by the management of Mirati and as set forth in the Internal Data. This analysis resulted in an implied per share equity value range for the shares of our common stock of approximately $24.65 to $34.05, rounded to the nearest $0.05. Centerview then compared this range to the Implied Consideration Value of $61.17 per Share to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the Merger Agreement and the CVR Agreement.

Selected Precedent Transactions Analysis

The disclosure under the section entitled “The Merger — Opinion of Mirati’s Financial Advisor - Centerview Partners LLC” is hereby amended and supplemented by adding the following bolded and double underlined language to the table on page 53 of the Definitive Proxy Statement:

Date Announced	Target	Acquiror	Transaction Value (in millions)	4-Year Forward Revenue Multiple
Jul-23	Reata Pharmaceuticals Inc.	Biogen Inc.	$7,255	6.2x
Aug-22	Global Blood Therapeutics, Inc.	Pfizer Inc.	$5,477	5.9x
Aug-22	ChemoCentryx, Inc.	Amgen Inc.	$3,604	4.7x
Feb-21	GW Pharmaceuticals Limited	Jazz Pharmaceuticals plc	$6,701	4.9x
Feb-21	Viela Bio, Inc.	Horizon Therapeutics, Inc.	$2,670	8.3x
Jun-19	Array BioPharma Inc.	Pfizer Inc.	$11,352	9.5x
Jan-19	Loxo Oncology, Inc.	Eli Lilly and Company	$7,346	10.7x
Dec-18	TESARO Inc.	GSK plc	$5,130	5.7x
Median				6.0x

The disclosure under the section entitled “The Merger — Opinion of Mirati’s Financial Advisor - Centerview Partners LLC” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the following strikethrough language in the first full paragraph on page 53 of the Definitive Proxy Statement:

Based on this analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, related to, among other things, differences in the business, operational and/or financial conditions and prospects of Mirati and the companies included in the selected precedent transactions analysis, Centerview selected a reference range of 4-Year Forward Revenue Multiples of 5.0x to 9.5x derived from the selected transactions analysis. Centerview applied this reference range of 4-Year Forward Revenue Multiples to Mirati’s estimated four-year forward revenue excluding one-time items of $388 million as set forth in the Management Projections, and adding to it Mirati’s estimated net cash, as of December 31, 2023, of $861 million, provided by the management of Mirati, as set forth in the Internal Data, and divided the results of the foregoing calculations by ~~the number of~~ approximately 82.9 million fully-diluted outstanding shares of our common stock (determined using the treasury stock method and taking into account (i) approximately 70.1 million basic shares outstanding, (ii) approximately 6.1 million outstanding options with a weighted average exercise price of $79.15, (iii) outstanding warrants representing approximately 8.7 million shares of common stock, with a weighted average exercise price of $0.001, and (iv) approximately 2.9 million restricted stock units and performance stock units ~~outstanding in the money options, warrants, restricted stock units and performance stock units~~) as of October 6, 2023 based on information provided by the management of Mirati and as set forth in the Internal Data. This analysis resulted in an implied per share equity value range for the shares of our common stock of approximately $34.05 to $54.90, rounded to the nearest $0.05. Centerview then compared this range to the Implied Consideration Value of $61.17 per Share to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the Merger Agreement and the CVR Agreement.

Discounted Cash Flow Analysis

The disclosure under the section entitled “The Merger — Opinion of Mirati’s Financial Advisor - Centerview Partners LLC” is hereby amended and supplemented by adding the following bolded and double underlined language  and deleting the following strikethrough language in the last paragraph on page 53 of the Definitive Proxy Statement:

In performing this analysis, Centerview calculated a range of equity values for the shares of our common stock by (a) discounting to present value, as of December 31, 2023, using discount rates ranging from 10.5% to 12.0% (based on Centerview’s analysis of Mirati’s weighted average cost of capital, which was calculated using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including target capital structure, levered and unlevered betas for comparable group companies, tax rates, market risk and size premia) and using a mid-year convention: (i) the forecasted risk-adjusted, after-tax unlevered free cash flows of Mirati over the period beginning on January 1, 2024 and ending on December 31, 2044, utilized by Centerview based on the Management Projections, (ii) an implied terminal value of Mirati, calculated by Centerview by assuming, based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, as directed by Mirati’s management, that Mirati’s unlevered free cash flows would decline in perpetuity after December 31, 2044 at a rate of free cash flow decline of 80% year-over-year (with the exception of platform, overhead research and development, general and administrative cash flows, items for which a 0% perpetuity growth rate was assumed) and (iii) tax savings from usage of Mirati’s federal net operating losses of $1.1 billion as of December 31, 2022 and Mirati’s future losses, as set forth in the Management Projections, and (b) adding to the foregoing results Mirati’s estimated cash of $861 million as of December 31, 2023, and the net present value of the estimated cost of a $400 million net equity raise in 2024 at 10% discount and 5% spread, as set forth in the Internal Data. Centerview divided the result of the foregoing calculations by ~~the number of~~ approximately 82.9 million fully-diluted outstanding shares of our common stock (determined using the treasury stock method and taking into account (i) approximately 70.1 million basic shares outstanding, (ii) approximately 6.1 million outstanding ~~in the money~~ options with a weighted average exercise price of $79.15, (iii) outstanding warrants representing approximately 8.7 million shares of common stock, with a weighted average exercise price of $0.001, and (iv) approximately 2.9 million restricted stock units and performance stock units) as of October 6, 2023 and as set forth in the Internal Data. This resulted in an implied per share equity value range for the shares of our common stock of approximately $49.05 - $57.65, rounded to the nearest $0.05. Centerview then compared this range to the Implied Consideration Value of $61.17 per Share to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the Merger Agreement and CVR Agreement.

7

Other Factors

The disclosure under the section entitled “The Merger — Opinion of Mirati’s Financial Advisor - Centerview Partners LLC” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the following strikethrough language in the second and third bullets on page 54 of the Definitive Proxy Statement:

•
Analyst Price Target Analysis. Centerview reviewed stock price targets for the shares of our common stock in 17 Wall Street research analyst reports publicly available as of October 6, 2023 (the last trading day before the public announcement of the Transactions), which indicated low and high stock price targets for Mirati ranging from $24.00 to $91.00 per Share and a median price target of $62.00 per Share.

•
Precedent Premiums Paid Analysis. Centerview performed an analysis of premiums paid in selected transactions involving publicly traded biopharmaceutical companies for which premium data were available, including certain of the selected transactions set forth above in the section captioned “- Selected Precedent Transactions Analysis.” The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction (excluding contingent payments) to the closing price of the target company’s common stock one day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction ~~as of October 4, 2023, the last trading day prior to media speculation of a potential transaction involving Mirati~~. Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a range of 60% to 100% to Mirati’s closing stock price on October 4, 2023 (the last day prior to media speculation of a potential transaction involving Mirati ~~the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction~~) of approximately $42.89, which resulted in an implied price range of approximately $68.60 to $85.80 per Share, rounded to the nearest $0.05. The transactions observed are as follows:

Announcement Date	Target	Acquirer	Transaction Value (in millions)	Unaffected 1-Day Premium
Jul-23	Reata Pharmaceuticals Inc.	Biogen Inc.	$7,255	59%
Aug-22	Global Blood Therapeutics, Inc.	Pfizer Inc.	$5,477	102%
Aug-22	ChemoCentryx, Inc.	Amgen Inc.	$3,604	116%
Feb-21	GW Pharmaceuticals Limited	Jazz Pharmaceuticals plc	$6,701	50%
Feb-21	Viela Bio, Inc.	Horizon Therapeutics, Inc.	$2,670	53%
Jun-19	Array BioPharma Inc.	Pfizer Inc.	$11,352	62%
Jan-19	Loxo Oncology, Inc.	Eli Lilly and Company	$7,346	68%
Dec-18	TESARO Inc.	GSK plc	$5,130	182%
	Median			65%

Certain Financial Projections

The disclosure under the section entitled “The Merger — Certain Financial Projections” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the following strikethrough language in the second full paragraph on page 57 of the Definitive Proxy Statement:

The following table presents a summary of the Management Projections.~~:~~ The Management Projections assumed, among other assumptions, probabilities of success from 14% to 67% of adagrasib for additional indications or combination therapies, with U.S. launch timing ranging from 2024 to 2030. The Total Net Revenue in the Management Projections includes the milestone and royalty payments from the licensing arrangement with Zai Lab Ltd. for adagrasib in China, Hong Kong, Macau and Taiwan, and estimated revenues from direct sales by Mirati or assumed partnership or distributor arrangements for adagrasib (outside of China, Hong Kong, Macau and Taiwan) and other product candidates.

The disclosure under the section entitled “The Merger — Certain Financial Projections” is hereby amended and supplemented by adding the following bolded and double underlined language in the footnote below the table on page 57 of the Definitive Proxy Statement:

(1) Excludes any current and future upfront and milestone payments related to Mirati’s products and programs, including the milestone payments from the licensing arrangement with Zai Lab Ltd. for adagrasib in China, Hong Kong, Macau and Taiwan, and estimated future upfront and milestone payments from assumed partnership arrangements for adagrasib (outside of China, Hong Kong, Macau and Taiwan) and other product candidates.

The disclosure under the section entitled “The Merger — Certain Financial Projections” is hereby amended and supplemented by adding the following bolded and double underlined language in the last full paragraph on page 57 of the Definitive Proxy Statement:

At the direction of Mirati’s management, Centerview calculated, solely based on the Management Projections, the unlevered free cash flows for the fiscal years 2024 through 2044, which were approved by the Board of Directors for use by Centerview in connection with the rendering its opinion to the Board of Directors and in performing the related financial analyses as described in the section of this proxy statement captioned “-Opinion of Mirati’s Financial Advisor - Centerview Partners LLC.” The unlevered free cash flows used by Centerview in connection with its opinion to the Board of Directors, were calculated as EBIT (earnings before interest expenses and taxes) minus tax expense plus depreciation and amortization minus capital expenditures and minus changes in net working capital. Stock-based compensation was treated as a cash expense for calculating the unlevered free cash flow. The values presented in the tables below do not take into account the effect of net operating loss usages (net operating losses of $1.1 billion as of December 31, 2022 and Mirati’s future losses) or the cost of future equity raises (assuming a $400 million net equity raise in 2024 at 10% discount and 5% spread) and assume a tax rate of 21%.

The disclosure under the section entitled “The Merger — Certain Financial Projections” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the following strikethrough language in the first full paragraph on page 58 of the Definitive Proxy Statement:

The following table presents a summary of the June 2023 Management Revenue Projections.~~:~~ The June 2023 Management Revenue Projections assumed, among other assumptions, direct sales by Mirati of its products in the U.S. and Europe, a partnership model for Japan where Mirati would receive upfront payment, milestones and royalties and share development costs, and a distributor model for other territories.  The June 2023 Management Revenue Projections did not take into account the collaboration with Zai Lab Ltd. for adagrasib in China, Hong Kong, Macau and Taiwan.

The disclosure under the section entitled “The Merger — Certain Financial Projections” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the following strikethrough language in the second full paragraph on page 58 of the Definitive Proxy Statement:

The following table presents a summary of the September 2023 Management Revenue Projections.~~:~~ The September 2023 Management Revenue Projections assumed, among other assumptions, direct sales by Mirati of its products in the U.S. and Germany, a partnership model for Japan where Mirati would receive upfront payment, milestones and royalties and share development costs, and a distributor model for other territories.  The September 2023 Management Revenue Projections did not take into account the collaboration with Zai Lab Ltd. for adagrasib in China, Hong Kong, Macau and Taiwan.

Interests of Mirati’s Directors and Executive Officers in the Merger

The disclosure under the section entitled “The Merger — Interests of Mirati’s Directors and Executive Officers in the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language in the table and a footnote below the table on page 59 of the Definitive Proxy Statement:

Name	Shares Beneficially Owned (#)	Cash Consideration for Shares Beneficially Owned ($)	Potential CVR Payment with Respect to Shares Beneficially Owned ($)
Charles M. Baum, M.D., Ph.D.	94,214	5,464,412	1,130,568
James Christensen, Ph.D.	48,830	2,832,140	585,960
Alan Sandler, M.D.	546	31,668	6,552
Ben Hickey	17,414	1,010,012	208,968
John Moriarty, Jr., J.D.	-	-	-
Aaron Ondrey	1,302	75,516	15,624
David Meek	55,878	3,240,924	670,536
Laurie Stelzer	-	-	-
Faheem Hasnain	8,717	505,586	104,604
Aaron I. Davis(1)	43,073	2,498,234	516,876
Carol Gallagher, Pharm.D.	-	-	-
Craig Johnson	6,021	349,218	72,252
Maya Martinez-Davis	6,021	349,218	72,252
Bruce L.A. Carter, Ph.D.	6,021	349,218	72,252
Julie M. Cherrington, Ph.D.	-	-	-
Shalini Sharp	4,162	241,396	49,944

 (1) Mr. Davis is the Chief Executive Officer and a member of Boxer Capital, LLC, which beneficially owns shares of our common stock as described in the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

Executive Officers Following the Merger

The disclosure under the section entitled “The Merger — Interests of Mirati’s Directors and Executive Officers in the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the following strikethrough language in the second full paragraph on page 66 of the Definitive Proxy Statement:

~~Before~~During the period following September 16, 2023, and before the announcement of the transactions contemplated by the Merger Agreement, BMS expressed to Mirati that it anticipated that post-closing compensation arrangements for Messrs. Christensen and Hickey would take into consideration their performance awards at Mirati that did not vest and were forfeited in connection with the Merger. As of the date of this proxy statement, no specific arrangements regarding any such post-closing compensation have been proposed by BMS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The disclosure under the section entitled “Security Ownership of Certain Beneficial Owners and Management” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the following strikethrough language in the table on page 106 of the Definitive Proxy Statement:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Boxer Capital, LLC(1)	~~11,661,726~~ 12,231,381	~~16.63%~~ 16.21%
EcoR1 Capital, LLC(2)	5,748,399	8.20%
Avoro Capital Advisors LLC(3)	5,555,555	7.92%
The Vanguard Group, Inc.(4)	4,973,888	7.09%
RTW Investments, LP(5)	3,643,114	5.19%

Named Executive Officers and Directors
Charles M. Baum, M.D., Ph.D.(6)	948,077	1.35%
James Christensen, Ph.D.(7)	368,720	*
David Meek(8)	343,816	*
Faheem Hasnain(9)	123,955	*
Aaron Davis(10)	94,913	*
Craig Johnson(11)	71,131	*
Maya Martinez-Davis(12)	50,631	*
Bruce L.A. Carter, Ph.D.(13)	43,131	*
Julie Cherrington, Ph.D.(14)	41,110	*
Laurie Stelzer(15)	34,187	*
Shalini Sharp(16)	17,249	*
Alan Sandler, M.D.(17)	28,150	*
Vickie Reed(18)	10,741	*
Carol Gallagher, Pharm.D.(19)	1,776	*
All current executive officers and directors as a group (17 persons)(20)	2,252,669	3.21%

WHERE YOU CAN FIND MORE INFORMATION

In connection with the proposed transaction between Mirati and Parent, Mirati has filed with the SEC and sent to our stockholders a Definitive Proxy Statement. The Definitive Proxy Statement was filed on November 2, 2023 and was first mailed on or about November 7, 2023. Mirati may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Definitive Proxy Statement or any other document which Mirati may file with the SEC. MIRATI’S SECURITY HOLDERS AND INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC OR IS INCORPORATED BY REFERENCE THEREIN, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PARTIES TO THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Definitive Proxy Statement and other documents that are filed or will be filed with the SEC by Mirati through the website maintained by the SEC at www.sec.gov. If you would like to request documents from Mirati, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website at ir.mirati.com. The information included on our website is not incorporated by reference into these Definitive Additional Materials.

You may also obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Mirati Therapeutics, Inc.
Attn: Secretary
3545 Cray Court
San Diego, California 92121
(858) 332-3410

FORWARD-LOOKING STATEMENTS

All statements in these Definitive Additional Materials and any document referred to or incorporated by reference in these Definitive Additional Materials, other than statements of historical fact, are statements that could be deemed “forward-looking statements”, regarding, among other things, the Merger, potential contingent consideration, and the development and commercialization of certain biological compounds, including the therapeutic and commercial potential of KRAZATI® (adagrasib), sitravatinib (TAM receptor inhibitor), MRTX1719 (MTA-cooperative PRMT5 inhibitor), MRTX0902 (SOS1 inhibitor), MRTX1133 (selective KRASG12D inhibitor), and Mirati’s other technologies and products in development. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Actual results may differ materially from current expectations because of numerous risks and uncertainties including with respect to (i) the approval of Mirati’s stockholders of the proposal to adopt the Merger Agreement and the other proposals to be presented at the Special Meeting, which may be delayed or may not be obtained, (ii) whether the contingent consideration under the CVR will become payable, (iii) the risk that the expected benefits or synergies of the acquisition will not be realized, (iv) the risk that legal proceedings may be instituted related to the Merger Agreement, (v) any competing offers or acquisition proposals for Mirati, (vi) the possibility that various conditions to the consummation of the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the acquisition and (vii) unanticipated difficulties or expenditures relating to the proposed acquisition, the response of business partners and competitors to the announcement of the proposed Merger and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed Merger. In addition, the compounds described in any document referred to or incorporated by reference in these Definitive Additional Materials are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. Forward-looking statements in these Definitive Additional Materials should be evaluated together with the many uncertainties that affect BMS’s business, particularly those identified in the cautionary factors discussion in BMS’ Annual Report on Form 10-K for the year ended December 31, 2022, and Mirati’s business, particularly those identified in the cautionary factors discussion in Mirati’s Annual Report on Form 10-K for the year ended December 31, 2022, as well as other documents that may be filed by BMS or Mirati from time to time with the SEC. Neither BMS nor Mirati undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements made in these Definitive Additional Materials relate only to events as of the date on which the statements are made.